Free Writing Prospectus                            Filed Pursuant to Rule 433(d)
Dated May 30, 2007                                   Registration No. 333-138043
                                                                  5/30  11:34:02
From:         BILL ORR, WACHOVIA CORPORATION
Subject:      Fwd. ABS NEW ISSUE:  1.95B WALOT 2007-1 **Launch**
CONSUMER ABS TRADING         Work # 704.715.8300      Cell 704.517.2117
Lead:  Wachovia     Co-Mgrs:  CS/RBS/Guzman

User Info


CLS       $AMT  Rtgs (M/S/F)    WAL  WNDW     E.F.     LEGAL   Bmrk/Px   Px/Gd  Status
--------------------------------------------------------------------------------------
A-1     384.00  P-1/A1+/F1+    0.31  6 mos    12/07    06/08   I LIB-       -3  Subj
A-2     613.00  Aaa/AAA/AAA    1.00  12 mos   11/08    07/10   EDSF+        +2  Subj
A-3A    200.00  Aaa/AAA/AAA    2.16  19 mos   05/10    04/12   I - SW+      +6  Subj
A-3B    518.00  Aaa/AAA/AAA    2.16  19 mos   05/10    04/12   1ML +        +2  Subj
B        75.00  Aa2/AA/AA      3.08  4 mos    08/10    07/12   I-SW+       +18  Subj
C        80.00  A2/A/A         3.20  1 mos    08/10    10/12   I-SW+       +25  Subj
D        80.00  Baa3/BBB/BBB   3.20  1 mos    08/10    02/13   I-SW+       +45  Subj

Pricing at 12:30 PM
Exp. settlement 6/7/07

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the prospectus and other documents the issuer has filed with the SEC, and
(iii) you may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting www.sec.gov. If this communication relates to an offering of securities exempt from registration in the US, you should contact your sales rep for the complete disclosure package.